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                  CUSTODY ADMINISTRATION AND AGENCY AGREEMENT

         This AGREEMENT, dated as of the 28th day of October, 1994, made by and between New Alternatives Fund, Inc., (the "Fund"), a corporation operating as a registered investment company under the Investment Company Act of 1940, as amended, and Fund/Plan Services, Inc. ("Fund/Plan"), a corporation duly organized and existing under the laws of the State of Delaware (collectively, the "Parties").
                                WITNESSETH THAT:

         WHEREAS, the Fund desires to retain Fund/Plan to perform certain custody administration services; and

         WHEREAS, the Fund desires that Fund/Plan act as its agent for the specific purpose of taking receipt of, and making payment for, custody services performed on the Fund's behalf by United Missouri Bank, N.A. pursuant to an agreement between United Missouri Bank, N.A. and the Fund; and

         WHEREAS, Fund/Plan is willing to serve in such capacity and perform such functions upon the terms and conditions set forth below;

         NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Parties hereto, intending to be legally bound, do hereby agree as follows:

                       APPOINTMENT OF FUND/PLAN AS AGENT

         Section 1. The Fund hereby grants to Fund/Plan, and Fund/Plan hereby accepts such grant, as an agent of the Fund for the limited purpose of: (i) accepting invoices for custody services from United Missouri Bank, N.A. which invoices reflect charges to the Fund for custody services performed by United Missouri Bank, N.A. on the Fund's behalf, and (ii) remitting payment to United Missouri Bank, N.A. for such services performed in amounts as set forth in Schedule "A" attached hereto.

                        CUSTODY ADMINISTRATION SERVICES

         Section 2.  As Custody Administrator, Fund/Plan shall:

         a) coordinate and process portfolio trades through client terminal links with United Missouri Bank, N.A.

         b) input and verify portfolio trades

         c) monitor pending and failed security trades


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         d) coordinate communications between brokers and banks to resolve any operational problems

         e) advise the Fund of any corporate action information, address and follow up on any dividend or interest discrepancies

         f) process the Funds' expenses

         g) interface with the Accounting Services and the Transfer Agent to research and resolve Custody cash problems

         h) provide daily and monthly reports

                                      FEES

         Section 3. The Fund agrees to pay Fund/Plan compensation for its services and to reimburse Fund/Plan for actual expenses incurred, at the rates and amounts as set forth in Schedule "A" attached hereto which the Fund hereby authorizes Fund/Plan to collect by debiting the Fund's custody account for invoices which are rendered for the services performed for the applicable function. The invoices for the services performed will be sent to the Fund after such debiting with the indication that payment has been made.

         For the purpose of determining fees payable to Fund/Plan, the value of Fund's net assets shall be computed at the times and in the manner specified in Fund's then current Prospectus and Statement of Additional Information.

         During the term of this Agreement, should the Fund seek services or functions in addition to those stated, a written amendment to this Agreement specifying the additional services and corresponding compensation shall be executed by both Fund/Plan and the Fund.

                               GENERAL PROVISIONS
         Section 4.

                  (a) Fund/Plan, its directors, officers, employees, shareholders and agents shall only be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the performance of this Agreement that results from willful misfeasance, bad faith, negligence or reckless disregard on the part of Fund/Plan in the performance of its obligations and duties under this Agreement.

                  (b) Any person, even though also a director, officer, employee, shareholder or agent of Fund/Plan, who may be or become an officer, trustee, employee, or agent of the Fund, shall be deemed, when rendering services to such entity or acting on any business of the Fund, (other than services or business in connection with Fund/Plan's duties hereunder),


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to be rendering such services to or acting solely for the Fund and not as a director, officer, employee, shareholder or agent of, or one under the control or direction of Fund/Plan even though that person is being paid salary by Fund/Plan.

                  (c) Notwithstanding any other provision of this Agreement, the Fund shall indemnify and hold harmless Fund/Plan, its directors, officers, employees, shareholders and agents from and against any and all claims, demands, expenses and liabilities (whether with or without basis in fact or law) of any and every nature which Fund/Plan may sustain or incur or which may be asserted against Fund/Plan by any person by reason of, or as a result of (i) any action taken or omitted to be taken by Fund/Plan in good faith hereunder or
(ii) any action taken or omitted to be taken by Fund/Plan in connection with its appointment under this agreement, which action or omission was taken in good faith in reliance upon any law, act, regulation or interpretation of the same even though the same may thereafter have been altered, changed, amended, or repealed. Indemnification under this subparagraph, however, shall not apply to actions or omissions of Fund/Plan or its directors, officers, employees, shareholders, or agents in cases of its or their own negligence, willful misconduct, bad faith, or reckless disregard of its or their own duties hereunder.

                  (d) Fund/Plan shall give written notice to the Fund within ten (10) business days of receipt by Fund/Plan of a written assertion or claim of any threatened or pending legal proceeding which may be subject to this indemnification. The failure to notify the Fund of such written assertion or claim shall not, however, operate in any manner whatsoever to relieve the Fund of any liability arising under this Section or otherwise, except to the extent that failure to give notice prejudices the Fund.

                  (e) For any legal proceeding giving rise to this indemnification, the Fund shall be entitled to defend or prosecute any claim in the name of Fund/Plan at its own expense and through counsel of its own choosing if it gives written notice to Fund/Plan within ten (10) business days of receiving notice of such claim. Notwithstanding the foregoing, Fund/Plan may participate in the litigation at its own expense through counsel of its own choosing. In the event the Fund chooses to defend or prosecute such claim, the parties shall cooperate in the defense or prosecution thereof and shall furnish such records and other information as are reasonably necessary.

                  (f) The Fund shall not settle any claim under (d) and (e) above without Fund/Plan's express written consent, which consent shall not be unreasonably withheld.



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Fund/Plan shall not settle any such claim under (d) and (e) above without the
Fund's express written consent which likewise shall not be unreasonably withheld.

         Section 5.

                  (a) The fee schedule set forth in Schedule "A" attached shall be fixed for (1) year after the effective date of this Agreement. At the end of the first year, the fee schedule will be subject to annual review and adjustment.

                  (b) After one year, the Fund or Fund/Plan may give written notice to the other of the termination of this Agreement, such termination to take effect at the time specified in the notice, which date shall not be less than ninety (90) days after the date of giving notice. Upon the effective termination date, the Fund shall pay to Fund/Plan such compensation as may be due as of the date of termination and shall likewise reimburse Fund/Plan for any out-of-pocket expenses and disbursements reasonably incurred by Fund/Plan to such date.

                  (c) In the event that a successor to any of Fund/Plan's duties or responsibilities under this Agreement is designated by the Fund by appropriate and timely written notice to Fund/Plan, Fund/Plan shall, promptly upon such termination and at the expense of the Fund, transfer all pertinent records and shall cooperate in the transfer of such duties and responsibilities.

         Section 6. This Agreement may be amended from time to time by a supplemental agreement executed by the Fund and Fund/Plan.

         Section 7. Except as otherwise provided in this Agreement, any notice or other communication required by or permitted to be given in connection with this Agreement shall be in writing, and shall be delivered in person or sent by first class mail, postage prepaid, to the respective parties as follows:



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If to the Fund:                                           If to Fund/Plan:

New Alternatives Fund, Inc.                       Fund/Plan Services, Inc.
150 Broadhollow Road                                     2 West Elm Street
Melville, NY  11747                                 Conshohocken, PA 19428
Attn: David Schoenwald, Secretary        Attn: Kenneth J. Kempf, President

         Section 8. The Fund represents and warrants to Fund/Plan that the execution and delivery of this Agreement by the undersigned officers of the Fund has been duly and validly authorized by resolution of the Board of Directors of the Fund.

         Section 9. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

         Section 10. This Agreement shall extend to and shall be binding upon the Parties and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Fund without the written consent of Fund/Plan or by Fund/Plan without the written consent of the Fund, authorized or approved by a resolution of their respective Boards of Directors.

         Section 11. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania and the venue of any action arising under this Agreement shall be Montgomery County, Commonwealth of Pennsylvania.

         Section 12. No provision of this Agreement may be amended or modified, in any manner except in writing, properly authorized and executed by Fund/Plan and the Fund.

         Section 13. If any part, term or provision of this Agreement is held by any court to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid provided that the basic Agreement is not thereby substantially impaired.


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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement, consisting in its entirety of six type written pages, together with Schedule "A," to be signed by their duly authorized officers, as of the day and year first above written.

                                                  Fund/Plan Services, Inc.



   /S/                                         /S/
------------------------------                   ------------------------------
By:  David Schoenwald,                                   By:  Kenneth J. Kempf
      Secretary                                                      President
















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